February 2012 Preliminary Terms No. 78 Registration Statement No. 333-178081 Dated February 7, 2012 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Contingent Coupon Range Accrual Notes Based on the Performance of the S&P 500® Index
due February 26, 2027

Unlike ordinary debt securities, the notes do not provide for the regular payment of interest.  The notes will pay a contingent monthly coupon based on the number of index business days, if any, in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to 990, as specified below.  The notes provide investors with the opportunity to earn interest at an above-market rate in exchange for the risk of receiving proportionally less monthly coupon for each index business day on which the S&P 500® Index closes below the index reference level.  Investors will receive little or no contingent monthly coupon if the closing value of the S&P 500® Index remains below the index reference level for extended periods of time or even throughout the 15-year term of the notes.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	The S&P 500® Index
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	February 22, 2012
Original issue date:	February 27, 2012 (3 business days after the pricing date)
Maturity date:	February 26, 2027
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Contingent monthly coupon:
For each interest determination period, a contingent coupon at an annual rate of 6.50% times N/ACT, where:
•      “N” = the total number of index business days in the applicable interest determination period on which the index closing value is greater than or equal to the index reference level of 990; and
•      “ACT” = the total number of index business days in the applicable interest determination period.
For each index business day on which the index closing value is below the index reference level, the contingent monthly coupon will be proportionally less than 6.50% per annum for the applicable interest determination period.  You may receive no contingent coupon on the notes for extended periods of time or even throughout the 15-year term of the notes if the index closing value were to remain below the index reference level.

Interest determination period:
The monthly period from and including the previous interest determination date (or the original issue date in the case of the first interest determination period) to but excluding the next succeeding interest determination date.

Interest determination dates:
Three business days prior to the related scheduled interest payment date except that the interest determination date immediately preceding the maturity date shall be the second business day prior to the maturity date.

Interest payment dates:
The     of each month, beginning March    , 2012; provided that if any such day is not a business day, that interest payment, if any, will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest payment period:	Monthly
Index closing value:	The closing value of the underlying index. Please see “Additional Provisions—The S&P 500® Index––Index Closing Value” on page 2.
Index reference level:	990
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Trustee:	The Bank of New York Mellon
Early redemption:	Not applicable
Specified currency:	U.S. dollars
Book-entry or certificated note:	Book-entry
Business day:	New York
Day-count convention:	The contingent monthly coupon is calculated from the annual rate on a 30/360 basis.
Record date:
The record date for each interest payment date shall be the date one business day prior to such scheduled interest payment date; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity is due.

CUSIP/ISIN:	617482G57 / US617482G579
Listing:	The notes will not be listed on any securities exchange.
Agent:	MS & Co., a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $   for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $    per note.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011       Index Supplement dated November 21, 2011      Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Coupon Range Accrual Notes Based on the Performance of the S&P 500® Index
due February 26, 2027

The Notes

The notes offered are debt securities of Morgan Stanley.  The notes will pay a contingent monthly coupon based on the number of index business days, if any, in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to 990, which we refer to as the index reference level.  The notes provide investors with the opportunity to earn interest at an above-market rate in exchange for the risk of receiving little or no contingent monthly coupon if the closing value of the S&P 500® Index remains below the index reference level for extended periods of time or even throughout the 15-year term of the notes.  We refer to the coupon on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any interest payment date during such period.  We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each note is $1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

The S&P 500® Index

The S&P 500® Index (the “index” or the “S&P 500 Index”), which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “index publisher”), an affiliate of The McGraw-Hill Companies, Inc. (“McGraw-Hill”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.

The calculation of the index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  The index is described in more detail under “S&P 500® Index” in the accompanying index supplement.

Index Closing Value

The index closing value on any index business day (each, an “index determination date”) will equal the official closing value of the index or any successor index published at the regular weekday close of trading on that index business day by the index publisher or its successor, as determined by the calculation agent; provided that if a market disruption event with respect to the index occurs on any index determination date, the index closing value for such index determination date will be the index closing value on the immediately preceding index business day on which no market disruption event has occurred.  In certain circumstances, the index closing value shall be based on the alternate calculation of the index described under “Annex A—Additional Provisions—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”  The occurrence of a market disruption event will not affect the calculation of the number of index business days in the applicable interest determination period.

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the index or any successor index and (ii) any futures or options contracts related to the index or to any security then included in the index.

For more information regarding market disruption events with respect to the index, discontinuance of the index and alteration of

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Contingent Coupon Range Accrual Notes Based on the Performance of the S&P 500® Index
due February 26, 2027

the method of calculation and alternate exchange calculation in the case of an event of default, see “Annex A—Additional Provisions—Market Disruption Event,” “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation” and “––Alternate Exchange Calculation in the Case of an Event of Default” in these preliminary terms.

February 2012	Page 3

Contingent Coupon Range Accrual Notes Based on the Performance of the S&P 500® Index
due February 26, 2027

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only and would provide different results if different assumptions were made.  The table assumes that the interest determination period contains 30 calendar days and 21 index business days.  The hypothetical contingent monthly coupons to be paid on any interest payment date will be adjusted based on the total number of index business days in the relevant monthly interest determination period on which the index closing value is greater than or equal to the index reference level.  The actual contingent monthly coupons will depend on the actual number of index business days in such interest determination period and the actual index closing value on each index business day in such interest determination period.

The actual initial index value will be determined on the pricing date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  The numbers appearing in the tables and examples below have been rounded for ease of analysis.  The below examples are based on the following terms:

Index Reference Level:	990
Hypothetical Initial Index Value:	1,300
Hypothetical Monthly Interest Determination Period:	30 calendar days; 21 index business days
Day Count Convention:	30/360
Number of Interest Determination Periods:	180
Hypothetical Contingent Monthly Coupon:	Based on the total number (“N”) of index business days in the hypothetical monthly interest determination period on which the index closing value is greater than or equal to the index reference level.
	per annum rate		calendar days in period/360		N/index business days in period		stated principal		hypothetical contingent monthly coupon
	6.50%	×	30/360	×	0/21	×	$1,000	=	$0.0000 per note
	6.50%	×	30/360	×	5/21	×	$1,000	=	$1.2897 per note
	6.50%	×	30/360	×	10/21	×	$1,000	=	$2.5794 per note
	6.50%	×	30/360	×	15/21	×	$1,000	=	$3.8690 per note
	6.50%	×	30/360	×	21/21	×	$1,000	=	$5.4167 per note
Stated Principal Amount:	$1,000

Example 1—For each interest determination period, the index closing value is at or above the index reference level on each index business day. Because the index closing value is at or above the index reference level for 21 out of 21 index business days for each interest determination period, the contingent monthly coupon is 6.50% × 30/360 × 21/21 × $1,000 = $5.4167, totaling $5.4167 × 179 = $969.5833 per note. (The final contingent monthly coupon is included with the payment at maturity.)

Your payment at maturity equals the stated principal amount plus the related contingent monthly coupon, or $1,000 + $5.4167 = $1,005.4167 per note. The total payment over the term of the note is $969.5833 + $1,005.4167 = $1,975 per note.

Example 2—For each interest determination period, the index closing value is at or above the index reference level for 10 out of 21 index business days. Because the index closing value is at or above the index reference level for 10 out of 21 index business days for each interest determination period, the contingent monthly coupon is 6.50% × 30/360 × 10/21 × $1,000 = $2.5794, totaling $2.5794 × 179 = $461.7063 per note. (The final contingent monthly coupon is included with the payment at maturity.)

Your payment at maturity equals the stated principal amount plus the related contingent monthly coupon, or $1,000 + $2.5794 = $1,002.5794 per note. The total payment over the term of the note is $461.7063 + $1,002.5794 = $1,464.2857 per note.

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due February 26, 2027

Example 3—For each interest determination period, the index closing value is below the index reference level on every index business day, and therefore no contingent monthly coupons are paid.

Your payment at maturity equals the stated principal amount, as there is no final contingent monthly coupon, or $1,000 + $0 = $1,000 per note. The total payment over the term of the note is $0 + $1,000 = $1,000 per note.

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Contingent Coupon Range Accrual Notes Based on the Performance of the S&P 500® Index
due February 26, 2027

Historical Information

The following table sets forth the published high and low, as well as end-of-quarter, index closing values for each quarter in the period from January 1, 2007 through February 6, 2012.  The graph following the table sets forth the daily closing values of the index for the period from January 1, 1997 through February 6, 2012.  The closing value of the index on February 6, 2012 was 1,344.33.  The historical values of the index should not be taken as an indication of future performance, and no assurance can be given that the index closing value will be greater than or equal to the index reference level on any index business day of any interest determination period.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter (through February 6, 2012)	1,344.90	1,277.06	1,344.33

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due February 26, 2027

*The bold line in the graph above represents the index reference level of 990.

Historical period
Total number of days in the historical period, beginning on 2/2/1998**	3,526
Number of days on or after 2/2/1998 that the index closing value was greater than or equal to 990	3,044
Number of days on or after 2/2/1998 that the index closing value was less than 990	482

** From the inception of the S&P 500® Index until 2/2/1998, the index closing value was less than 990.

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Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes.  An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations of the index and other events that are difficult to predict and are beyond the issuer’s control.  This section describes the most significant risks relating to the notes.  For an additional discussion of risk factors, please see the accompanying prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield Risk

▪
The notes do not provide for regular interest payments.  The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  The notes will pay a contingent monthly coupon based on the number of index business days, if any, in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to 950 which we refer to as the index reference level.  Investors will receive little or no contingent monthly coupon if the closing value of the S&P 500® Index remains below the index reference level for extended periods of time or even throughout the 15-year term of the notes.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The historical performance of the index is not an indication of future performance. Historical performance of the index should not be taken as an indication of its future performance during the term of the notes.  Decreases in the levels of the index may adversely affect the trading price of the notes.  It is possible that the index closing value will decline below the index reference level and remain below that level for extended periods or even for the entire 15-year term of the notes.

Issuer Risk

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

Market Risk

▪
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) changes in the level of the index closing value, (ii) volatility of the index, (iii) dividend yield on the component stocks of the index, (iv) changes in interest and yield rates, (v) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the index, (vi) any actual or anticipated changes in our credit ratings or credit spreads and (vii) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the index closing value is less than the index reference level, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

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▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, the index and on each of the components making up the index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may adversely affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the index closing value, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you on the notes.  See “Annex A—Additional Provisions—Market Disruption Event” and “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

Index Specific Risk Factors

▪
Adjustments to the index could adversely affect the value of the notes.  The publisher of the index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the notes.  The publisher of the index may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the notes insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

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▪
You have no shareholder rights. As an investor in the notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

▪	Investing in the notes is not equivalent to investing in the index or the stocks underlying the index. Investing in the notes is not equivalent to investing in the index or its component stocks.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the index.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  Some of our subsidiaries also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could potentially decrease the index closing value, thus increasing the risk that interest will not accrue on each day.

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Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on February 27, 2012, which will be the third scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $    for each note they sell; provided that dealers will receive a sales commission of $    per note in connection with sales of notes to investors purchasing the notes in fee-based advisory accounts.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes.  The discussion below assumes this treatment of the notes is respected.

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes,” “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, stated interest paid on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.  Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than the amount attributable to accrued interest) and the holder’s adjusted tax basis in the note.  Such gain or loss will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the note has been held for more than one year, and short-term capital gain or loss otherwise.

Tax Consequences to Non-U.S. Holders

Under current law, non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to interest paid and amounts received on the sale, exchange or retirement of the notes, provided they fulfill certain certification requirements.

If you are a non-U.S. Holder, please read the discussion under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the notes.  Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. Holders for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. Holders should consult their tax advisers regarding the potential tax consequences of an investment in the notes.

The discussion in the preceding paragraphs under “Tax Considerations,” when read in combination with the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

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Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Annex A—Additional Provisions

Market Disruption Event

Market disruption event means, with respect to the index, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion: (i)(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and (ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the issuer or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to this issuance of the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index shall be based on a comparison of (x) the portion of the value of the index attributable to that security relative to (y) the overall value of the index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund shall not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange traded funds on the index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds shall constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the index are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the S&P 500 Index; Alteration of Method of Calculation

If S&P discontinues publication of the index and S&P or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then any subsequent index closing value shall be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to the issuer and to The Depository Trust Company (“DTC”), as holder of the notes, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the notes, as applicable, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publication of the index is discontinued and such discontinuance is continuing on any date on which the index closing value is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available on such date, then the calculation agent will determine the index closing value on such date in accordance with the formula for calculating the index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting the index without any rebalancing or substitution of such securities following such discontinuance.

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Contingent Coupon Range Accrual Notes Based on the Performance of the S&P 500® Index
due February 26, 2027

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the notes.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of the index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at any time at which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the index or a successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will determine the index closing value, as adjusted.  Accordingly, if the method of calculating the index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the index or such successor index as if it had not been modified (i.e., as if such split had not occurred).

Alternate Exchange Calculation in the Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes (the “acceleration amount”) shall be determined by the calculation agent and shall be an amount in cash equal to $1,000 plus any accrued but unpaid portion of the contingent monthly coupon, calculated on a 30/360 basis.  The contingent monthly coupon, if any, for any interest determination period shall be determined as if the date of such acceleration were the last date of such interest determination period.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

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